SECURITIES PURCHASE AGREEMENT

DOCUMENT SPA-10052016

This Securities Purchase Agreement (this “Agreement”) is dated as of October 7, 2016, between Car Charging Group, Inc., a Nevada corporation (the “Issuer”) and JMJ Financial (the “Investor”) (referred to collectively herein as the “Parties”).

WHEREAS, the Issuer’s Board of Directors has voted in favor of a resolution permitting the Issuer’s Board of Directors to conduct a reverse split of the Issuer’s common stock in a ratio to be determined by the Issuer’s Board of Directors (the “Reverse Split”);

WHEREAS, the Issuer intends to seek the written consent of a majority of the outstanding voting securities of the Issuer in favor of a resolution permitting the Reverse Split;

WHEREAS, the Issuer intends to file an S-1 registration statement with the SEC by November 1, 2016 (the “Registration Statement”) pursuant to which the Issuer intends to conduct a public offering of its securities to raise gross proceeds to the Issuer of at least $20,000,000 (the “Public Offering”);

WHEREAS, the Issuer will be applying to NASDAQ or NYSE MKT to uplist its common stock for trading on The NASDAQ Capital Market or NYSE MKT;

WHEREAS, the Issuer has engaged Joseph Gunnar & Co., LLC as the investment bank to conduct the Public Offering;

WHEREAS, the Issuer anticipates closing the Public Offering prior to February 15, 2017;

WHEREAS, the Issuer is seeking financing as a bridge until completion of the Public Offering; and

WHEREAS, the Issuer desires to sell and the Investor desires to purchase a Promissory Note, issued by the Issuer to the Investor, in the form of Exhibit A attached hereto (the “Note”), a Warrant to purchase 714,285 shares of the Issuer’s common stock for a period of five (5) years from the date hereof, issued by the Issuer to the Investor, in the form of Exhibit B attached hereto (the “Warrant”), and shares of common stock of the Issuer (the “Origination Shares,” and together with the Note and the Warrant, the “Securities”) as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Issuer and the Investor agree as follows:

ARTICLE I PURCHASE AND SALE

1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth herein, the Issuer agrees to sell, and the Investor agrees to purchase the Note, in an aggregate principal amount of $3,725,000, a Warrant to purchase 714,285 shares of Issuer common stock with an aggregate exercise price of $500,000, and such number of Origination Shares as provided below. The Investor shall deliver to the Issuer, via wire transfer, immediately available funds at such times and in such amounts as set forth in the Funding Schedule attached as an exhibit to the Note (the “Purchase Price”) and the Issuer shall deliver to the Investor the Note, the Warrant, and the Origination Shares, and the Issuer and the Investor shall deliver any other documents or agreements related to this transaction.

1.2 Effective Date. This Agreement will become effective only upon occurrence of the two following events: execution of this Agreement, the Note, and the Warrant by both the Issuer and the Investor, and delivery of the first payment of the Purchase Price by the Investor to the Issuer.

1.3 Origination Shares. The Issuer shall deliver the Origination Shares to the Investor as follows:

1.3.1 Origination Share Pricing. On the fifth (5th) trading day after the pricing of the Public Offering, but in no event later than February 28, 2017, or, if the Listing Approval End Date is February 28, 2017, in no event later than March 31, 2017, the Issuer shall deliver to the Investor such number of duly and validly issued, fully paid and non-assessable Origination Shares as equals 48% of the Consideration paid by the Investor to the Issuer under the Note (the “Origination Dollar Amount”) divided by the lowest of (i) $0.70 per share, or (ii) the lowest daily closing price of the Issuer’s common stock during the ten days prior to delivery of the Origination Shares (subject to adjustment for stock splits), or (iii) 80% of the common stock offering price of the Public Offering, or (iv) 80% of the unit price offering price of the Public Offering (if applicable), or (v) the exercise price of any warrants issued in the Public Offering. It is the Issuer’s and the Investor’s expectation that the issuance date of the Origination Shares dates back to the effective date of this Agreement for purposes of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”).

1.3.2 Origination Share Pricing Reset. In the event that the Public Offering is not completed before February 15, 2017, or if the Listing Approval End Date (as defined in the Note) is February 28, 2017, on or before March 31, 2017, so long as the Investor owns any of the Origination Shares at the time of a subsequent public offering where the pricing terms from paragraph 1.3.1 above would result in a lower Origination Share pricing, the Origination Shares pricing shall be subject to a reset based on the same pricing terms as described in paragraph 1.3.1 above (such that the Origination Shares issuance price would be reduced and the number of Origination Shares issued would be increased to equal the Origination Dollar Amount). It is the Issuer’s and the Investor’s expectation that the issuance date of any repriced Origination Shares dates back to the effective date of this Agreement for purposes of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”).

1.4 Additional Payments. The Funding Schedule to the Note contemplates the Investor paying additional payments of Consideration to the Issuer (each, an “Additional Payment”) up to a total Consideration amount of $3,500,000. Within three (3) business days after the Investor makes any Additional Payment to the Issuer under the Note, the Issuer shall execute and deliver to the Investor an additional warrant in the form of the Warrant issued hereunder with an aggregate exercise amount equal to 100% of the Principal Sum attributable to the Additional Payment made by the Investor, a per share Exercise Price equal to the Exercise Price then in effect on the Warrant, the number of shares for which the warrant is exercisable equal to the aggregate exercise amount for the additional warrant divided by the Exercise Price per share, and any such Warrant will be immediately exercisable upon the date of issuance of such Warrant. For example, if the Investor makes an Additional Payment of $500,000 and the Exercise Price of the Warrant is $0.25 per share on the date of the Additional Payment, the Principal Sum attributable to the Additional Payment will be $500,000 and the Issuer shall execute and deliver to the Investor a Warrant exercisable to purchase 2,000,000 shares with an Exercise Price per share of $0.25 and an aggregate exercise amount of $500,000.

ARTICLE II BRIDGE LOAN

2.1 Recitals. The Issuer represents and warrants to the Investor that the first six recitals set forth above are true as of the date of this Agreement.

2.2. Investor Participation. The Issuer and the Investor may mutually agree to restructure the Securities as part of the Public Offering.

ARTICLE III MISCELLANEOUS

3.1 Successors and Assigns. This Agreement may not be assigned by the Issuer. The Investor may assign any or all of its rights under this Agreement and agreements related to this transaction. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Reservation of Shares. At all times during which the Note is outstanding or the Investor owns any Warrant exercisable for shares of the Issuer, the Issuer will reserve for the Investor from its authorized and unissued shares of common stock a number of shares of not less than five times the number of shares necessary to provide for the issuance of common stock upon the full conversion of the Note and upon full exercise of such Warrants (the share reservation may be used interchangeably for conversions of the Note or exercise of the Warrants) and the Issuer will reserve for the Investor $2,250,000 worth of shares of common stock for issuance of Origination Shares to the Investor. The Issuer initially shall reserve 50,000,000 shares of Common Stock for the Investor for the Note and the Warrant and 5,600,000 shares of common stock for issuance of the Origination Shares. The Issuer represents that upon its issuance of shares of common stock to the Investor, such shares will be duly and validly issued, fully paid and non-assessable. The Issuer agrees that its entering into this Agreement and its issuance of the Note and the Warrant constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing shares to execute and issue the necessary shares of common stock upon the conversion of the Note and the exercise of the Warrant and to execute and issue the Origination Shares. No further approval or authority of the stockholders or the Board of Directors of the Issuer will be required for the issuance and sale of the Securities to be sold by the Issuer as contemplated by the Agreement or for the issuance of the shares contemplated by the Note, the shares contemplated by the Warrant, or the Origination Shares contemplated by this Agreement. The Issuer represents that Worldwide Stock Transfer, LLC serves as the Issuer’s transfer agent as of the date of this Agreement. The Issuer acknowledges that Worldwide Stock Transfer, LLC is a party to an irrevocable instruction and share reservation letter agreement between the Issuer, the transfer agent and the Investor regarding the Note and the Warrant and is a party to an irrevocable instruction and share reservation letter agreement between the Issuer, the transfer agent and the Investor regarding the Origination Shares. The Issuer agrees that the Issuer’s use of Worldwide Stock Transfer, LLC as its transfer agent is material to the Investor, that the Issuer may not terminate or replace Worldwide Stock Transfer, LLC as the Issuer’s transfer agent without obtaining the Investor’s written consent thirty days in advance of such termination or replacement, and that the Issuer must provide the Investor, within five business days following the termination, resignation or replacement of Worldwide Stock Transfer, LLC or any subsequent transfer agent irrevocable instruction and share reservation letters, executed by the Issuer and the new transfer agent, providing rights to the Investor identical to the rights provided to the Investor in the irrevocable instruction and share reservation letters between the Issuer, the Investor, and Worldwide Stock Transfer, LLC. The Issuer further agrees that every provision in the irrevocable instruction and share reservation letter agreements are also material to the Investor such that the Investor would not otherwise enter into this Agreement.

3.3 Rule 144 Tacking Back and Registration Rights. Whenever the Note or Warrant or any other document related to this transaction provides that a conversion amount, make-whole amount, penalty, fee, liquidated damage, or any other amount or shares (a “Tack Back Amount”) tacks back to the original date of the Note, Warrant, or document for purposes of Rule 144 or otherwise, in the event that such Tack Back Amount was registered or carried registration rights, then that Tack Back Amount shall have the same registration status or registration rights as were in effect immediately prior to the event that gave rise to such Tack Back Amount tacking back. For example, if the Investor converts a portion of the Note and receives registered shares and the Investor later rescinds that conversion, the conversion amount would be returned to the principal balance of the Note and upon any future conversion of the Note the amount converted would be convertible into shares registered on that registration statement.

3.4 Terms of Future Financings. Until such time as the closing of the Public Offering, upon any issuance by the Issuer or any of its subsidiaries of any security with any term more favorable to the holder of such security or with a term in favor of the holder of such security that was not similarly provided to the Investor in the Note or the warrants, such term, at the Investor’s option, shall become a part of the transaction documents with the Investor. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversion rights, conversion discounts, conversion lookback periods, interest rates, original issue discounts, stock issuance or sale price pursuant to a stock purchase or stock issuance, and warrant coverage.

In addition, until such time as the closing of the Public Offering, if the Issuer shall issue or sell Common Stock, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock (including pursuant to the terms of any outstanding securities issued prior to the issuance of this security (including, but not limited to, warrants, convertible notes, or other agreements)) or any security entitling the holder thereof (including pursuant to sales, grants, conversions, warrant exercises or other issuances to the Investor as a result of these Transaction Documents, prior transaction documents, or future transaction documents) to acquire Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Common Stock (a “Common Stock Equivalent”) at an effective price per share less than that of the Investor, then simultaneously with the consummation of each dilutive issuance the price for the Investor shall be reduced (and only reduced) and consequently the number of Shares issuable to the Investor shall be increased (and only increased); provided, that the foregoing shall not apply to any Exempt Issuance (as defined in the Note). Such adjustment shall be made to the Note, such Warrants, or Origination Shares whenever such Common Stock or Common Stock Equivalents are issued.

The Issuer shall notify the Investor of such additional or more favorable term, including the applicable issuance price, or applicable reset price, exchange price, conversion price, exercise price and other pricing terms, and, at any time while the Note or any warrant is outstanding, the Investor may request of the Issuer and/or its transfer agent (and they will provide) a schedule of all issuances since the date of this Agreement of shares of common stock or of securities entitling the holder thereof to acquire shares of common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of common stock of the Issuer.

3.5 One Year Prohibition on Issuances of Securities. For a period of one year after the closing of the Public Offering, the Issuer shall not issue or sell Common Stock, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock (including pursuant to the terms of any outstanding securities issued prior to the closing of the Public Offering (including, but not limited to, warrants, convertible notes, or other agreements)) or any security entitling the holder thereof to acquire Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Common Stock (a “Common Stock Equivalent”) at an effective price per share less than the greatest of (i) the Exercise Price then in effect of any Warrant issued to the Investor, (ii) the common stock offering price in the Public Offering, (iii) the unit price offering price in the Public Offering (if applicable), and (iv) the exercise price of any warrants issued in the Public Offering; provided that the foregoing shall not apply to any Exempt Issuance.

3.6 Prohibition on Debt and Variable Securities. So long as the Note is outstanding, the Issuer shall not, without written consent of the Investor, issue any debt (including, but not limited to any loan, bond, note, debenture, lien, mortgage, debt security, convertible security, or variable rate security, but excluding debt that (i) is incurred by a subsidiary or special purpose entity owned directly or indirectly in whole or in part by the Company for the purpose of financing the purchase of the Company’s charging stations and related products and services in the ordinary course of the Company’s business, and (ii) is not required to be reflected as a liability on the face of the Company’s consolidated balance sheet in accordance with U.S. generally accepted accounting principles) or any Variable Security. A Variable Security is any security issued by the Issuer that (i) has or may have conversion rights of any kind, contingent, conditional or otherwise in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the common stock; (ii) is or may become convertible into common stock (including without limitation convertible debt, warrants or convertible preferred stock), with a conversion or exercise price that varies with the market price of the common stock, even if such security only becomes convertible or exercisable following an event of default, the passage of time, or another trigger event or condition; or (iii) was issued or may be issued in the future in exchange for or in connection with any contract, security, or instrument, whether convertible or not, where the number of shares of common stock issued or to be issued is based upon or related in any way to the market price of the common stock, including, but not limited to, common stock issued in connection with a Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange.

3.7 Governing Law, Legal Proceedings, and Arbitration. This Agreement will be governed by, construed and enforced in accordance with the substantive laws of the State of Nevada, without regard to the conflict of laws principles thereof. The parties hereby warrant and represent that the selection of Nevada law as governing under this Agreement (i) has a reasonable nexus to each of the Parties and to the transactions contemplated by the Agreement; and (ii) does not offend any public policy of Nevada, Florida, or of any other state, federal, or other jurisdiction.

Any action brought by either party against the other arising out of or related to this Agreement, or any other agreements between the parties, shall be commenced only in the state or federal courts of general jurisdiction located in Miami-Dade County, in the State of Florida, except that all such disputes between the parties shall be subject to alternative dispute resolution through binding arbitration at the Investor’s sole discretion and election (regardless of which party initiates the legal proceedings). The parties agree that, in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim within the same proceeding as the claim to which it relates. Any such claim that is not submitted or filed in such proceeding shall be waived and such party will forever be barred from asserting such a claim. Both parties and the individuals signing this Note agree to submit to the jurisdiction of such courts or to such arbitration panel, as the case may be.

If the Investor elects alternative dispute resolution by arbitration, the arbitration proceedings shall be conducted in Miami-Dade County and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and Mediation Procedures in effect on the date of this Agreement, except as modified by this Agreement. The Investor’s demand for arbitration shall be made in writing, delivered to the other party, and filed with the American Arbitration Association. The American Arbitration Association must receive the demand for arbitration prior to the date when the institution of legal or equitable proceedings would be barred by the applicable statute of limitations, unless legal or equitable proceedings between the parties have already commenced, and the receipt by the American Arbitration Association of a written demand for arbitration also shall constitute the institution of legal or equitable proceedings for statute of limitations purposes. The parties shall be entitled to limited discovery at the discretion of the arbitrator(s) who may, but are not required to, allow depositions. The parties acknowledge that the arbitrators’ subpoena power is not subject to geographic limitations. The arbitrator(s) shall have the right to award individual relief which he or she deems proper under the evidence presented and applicable law and consistent with the parties’ rights to, and limitations on, damages and other relief as expressly set forth in this Agreement. The award and decision of the arbitrator(s) shall be conclusive and binding on all parties, and judgment upon the award may be entered in any court of competent jurisdiction. The Investor reserves the right, but shall have no obligation, to advance the Issuer’s share of the costs, fees and expenses of any arbitration proceeding, including any arbitrator fees, in order for such arbitration proceeding to take place, and by doing so will not be deemed to have waived or relinquished its right to seek the recovery of those amounts from the arbitrator, who shall provide for such relief in the final award, in addition to the costs, fees, and expenses that are otherwise recoverable. The foregoing agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

3.8 Right to Specific Performance and Injunctive Relief. Nothing herein shall limit the Investor’s right to pursue any remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. In this regard, the Issuer hereby agrees that the Investor will be entitled to obtain specific performance and/or injunctive relief with respect to the Issuer’s failure to timely deliver shares of common stock as required pursuant to the terms of the Note or the Warrant or the Issuer’s obligations regarding the reservation of shares and its transfer agent, including the use, termination, replacement or resignation of the transfer agent and the obligation to deliver an irrevocable instruction and share reservation letter with any subsequent transfer agent. The Issuer agrees that, in such event, all requirements for specific performance and/or preliminary and permanent injunctive relief will be satisfied, including that the Investor would suffer irreparable harm for which there would be no adequate legal remedy. The Issuer further agrees that it will not object to a court or arbitrator granting or ordering specific performance or preliminary and/or permanent injunctive relief in the event the Investor demonstrates that the Issuer has failed to comply with any obligation herein. Such a grant or order may require the Issuer to immediately issue shares to the Investor, and/or require the Issuer to immediately satisfy its obligations regarding the reservation of shares and its transfer agent, including the use, termination, replacement or resignation of the transfer agent and the obligation to deliver an irrevocable instruction and share reservation letter with any subsequent transfer agent. The Issuer further expressly waives any right to any bond in connection with any temporary or preliminary injunction.

3.9 Due Diligence. Issuer has performed due diligence and background research on Investor and its affiliates including, without limitation, Justin Keener, to its satisfaction, including but not limited to a “Google search” and FINRA Expedited Proceeding No. FPI110005. Issuer, being aware of the information, acknowledges and agrees that such information, or any similar information, has no bearing on the transactions contemplated by these documents and agrees it will not use any such information as a defense to performance of its obligations under these documents or in any attempt to avoid, modify, or reduce such obligations.

3.10 Delivery of Process by Investor to Issuer. In the event of any action or proceeding by the Investor against the Issuer, and only by Investor against the Issuer, service of copies of summons and/or complaint and/or any other process which may be served in any such action or proceeding may be made by Investor via U.S. Mail, overnight delivery service such as FedEx or UPS, email, fax, or process server, or by mailing or otherwise delivering a copy of such process to the Issuer at its last known address or to its last known attorney as set forth in its most recent SEC filing.

3.11 Opinion of Counsel. The Issuer shall provide the Investor with an opinion of counsel prior to the Effective Date of this Agreement that neither this Agreement, nor any other agreement between the parties, nor any of their terms (including, but not limited to, interest, original issue discount, conversion terms, warrants terms, penalties, fees or liquidated damages), individually or collectively violate any usury laws in the State of Nevada. Prior to the closing of this transaction, the Issuer and its management have reviewed such opinion, consulted their counsel on the opinion and on the matter of usury, and have further researched the matter of usury to their satisfaction. Further, the Issuer and its management agree with the opinion of the Issuer’s counsel that neither this Agreement nor any other agreement between the parties is usurious and they agree they will not raise a claim of usury as a defense to the performance of the Issuer’s obligations under this Agreement or any other agreement between the parties. THE ISSUER HEREBY WARRANTS AND REPRESENTS THAT THE SELECTION OF NEVADA LAW AS GOVERNING UNDER THIS AGREEMENT (I) HAS A REASONABLE NEXUS TO EACH OF THE PARTIES AND TO THE TRANSACTIONS CONTEMPLATED BY THESE AGREEMENTS; AND (II) DO NOT OFFEND ANY PUBLIC POLICY OF NEVADA, FLORIDA, OR OF ANY OTHER STATE, FEDERAL, OR OTHER JURISDICTION. In the event that any other opinion of counsel is needed for any matter related to this Agreement, the Investor has the right to have any such opinion provided by its counsel. Investor also has the right to have any such opinion provided by Issuer’s counsel.

3.12 No Shorting. The Investor agrees that so long as the Note or any Warrant from the Issuer to the Investor remains outstanding, the Investor will not enter into or effect “short sales” of the Common Stock or hedging transaction which establishes a net short position with respect to the Common Stock of the Issuer. The Issuer acknowledges and agrees that upon delivery of a conversion notice or Notice of Exercise by the Investor, the Investor immediately owns the shares of Common Stock described in the conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

3.13 Beneficial Ownership Limitation. Unless otherwise agreed in writing by both parties, at no time will the Investor convert any amount of the Note into, or exercise any amount of any Warrant to purchase, common stock that would result in the Investor owning more than 9.99% of the common stock outstanding immediately prior to such conversion or exercise.

3.14 Notices. Any notice required or permitted hereunder must be in writing and either be personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

3.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of this Agreement may be effected by email.

3.16 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof. The “Transaction Documents” means this Agreement, the Note, the Warrant, the irrevocable instruction and share reservation letter agreement between the Issuer, the Investor, and the Issuer’s transfer agent regarding the Note and the Warrant, the origination shares irrevocable instruction letter agreement between the Issuer, the Investor, and the Issuer’s transfer agent, and Document RW-10052016-ED between the Issuer and the Investor.

3.17 Expenses. The Issuer and the Investor shall pay all of their own costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement. In the event any attorney is employed by either party to this Agreement with respect to legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.18 No Public Announcement. Except as required by securities law, no public announcement may be made regarding this Agreement, the Note, the Warrant, or the Purchase Price without written permission by both the Issuer and the Investor.

3.19 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 7th day of October, 2016.

ISSUER:

CAR CHARGING GROUP, INC.

By:
Michael J. Calise
Chief Executive Officer

INVESTOR:

JMJ Financial / Its Principal

I, Michael J. Calise, personally guarantee that, as set forth in Section 3.2 above, in the event of a change in the Issuer’s transfer agent, the Issuer will provide the Investor, within five business days following the termination, resignation or replacement of the Issuer’s transfer agent or any subsequent transfer agent, irrevocable instruction and share reservation letters, executed by the Issuer and the new transfer agent, providing rights to the Investor identical to the rights provided to the Investor in the irrevocable instruction and share reservation letters between the Issuer, the Investor, and Worldwide Stock Transfer, LLC. This personal guarantee is limited to and applies only to the terms of this paragraph.

Michael J. Calise

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